Exhibit 2
(Translation)
REGULATIONS FOR HANDLING OF SHARES
OF
CANON INC.
(as amended December 26, 2007)
Chapter I. General Provisions
(Object)
     Article 1. With regard to the denominations of share certificates, the handling of shares of the Company and the fees therefor, what are provided for in these Regulations shall govern pursuant to the Articles of Incorporation. The handling of shares relative to beneficial owners shall be as provided in Chapter XI hereof.
(Denominations of share certificates)
     Article 2. The share certificates of the Company shall be in denominations representing one share, five shares, ten shares, fifty shares, one-hundred shares, five-hundred shares, one-thousand shares and ten-thousand shares; provided, however, that in respect of any number of shares of less than one hundred, a share certificate representing such number of shares may be issued.
     2. Notwithstanding the preceding paragraph, with regard to any number of shares falling short of the number of shares constituting one unit (hereinafter referred to as “Less-than-one-unit Shares”), shareholders are not entitled to request the Company to issue share certificates representing such Less-than-one-unit Shares (hereinafter referred to as “Certificates for Less-than-one-unit Shares”) unless such issuance is pursuant to Article 11 (Application for issuance of non-possessed share certificate), Article 18 (Re-issuance due to defacement or destruction) or Article 19 (Re-issuance due to the lack of entry space).
(Manager of the Register of Shareholders)
     Article 3. The manager of the register of shareholders of the Company, its place of handling business and its intermediary offices shall be as follows:
Manager of the Register of Shareholders:
Mizuho Trust & Banking Co., Ltd.
2-1, Yaesu 1-chome, Chuo-ku, Tokyo
Its place of handling business:
2-1, Yaesu 1-chome, Chuo-ku, Tokyo
Head Office of Stock Transfer Agency Department, Mizuho Trust & Banking Co., Ltd.
Its intermediary offices:
Branches of Mizuho Trust & Banking Co., Ltd.
Head Office and Branches of Mizuho Investors Securities Co., Ltd.
(Matters to be handled by the Manager of the Register of Shareholders)
     Article 4. Any request, notification, notice or application to be made or given in respect of any procedure under these Regulations, payment of dividends or other matters the handling of which the Company has delegated the manager of the register of shareholders to handle shall be directed to the manager of the register of shareholders.
(Method of application and notification, etc.)
     Article 5. Any request, notification, notice or application to be made or given under the preceding article shall be in the form prescribed by the Company and affixed with the seal filed as provided in Article 12.
     2. With respect to any request, notification, notice or application under the preceding paragraph, when the same is made or given by an agent, a document evidencing the power of representation, and when the consent of a curator or aide is required, a document evidencing consent shall be submitted.

Chapter II. Entry or Record in the Register of Shareholders
(Registration of Transfer)
     Article 6. In case of an application for entry or record in the register of shareholders (hereinafter referred to as “Registration of Transfer”) because of assignment of shares, the application shall be submitted in the prescribed form, together with the share certificate on which an applicant’s name is written.
     2. In case of an application for Registration of Transfer for causes other than assignment, the procedure under the preceding paragraph shall be followed and in addition, a document evidencing the acquisition shall be submitted at the request of the Company; provided, however, that when the share certificate has not been issued, it is not necessary to submit the share certificate.
(Registration of Transfer in cases otherwise provided for in laws or ordinances)
     Article 7. In case it is required to take special procedure under laws or ordinances with regard to transfer of shares, the application shall be submitted in the prescribed form, together with the share certificate on which an applicant’s name is written and a document evidencing the completion of such procedures.
Chapter III. Registration of Pledge and Indication of Trust Property
(Registration of pledge or cancellation thereof)
     Article 8. In case of an application for registration of a pledge or for alteration or cancellation thereof, the application shall be submitted in the prescribed form, together with the share certificate on which a pledgee’s name is written.
(Indication of trust property or cancellation thereof)
     Article 9. In case of an application for indication of trust property or for cancellation thereof, the application shall be submitted in the prescribed form, together with the share certificate.
Chapter IV. Non-Possession of Share Certificates
(Notice of non-possession of share certificates)
     Article 10. In case a notice of non-possession of share certificate is given, the written notice shall be submitted in the prescribed form, together with the share certificate; provided, however, that when the share certificate has not been issued, it is not necessary to submit the share certificate.
(Application for issuance of non-possessed share certificate)
     Article 11. In order for a shareholder who has given notice of non-possession of share certificate to apply for the issuance of such share certificate, the shareholder shall submit the application in the prescribed form.
Chapter V. Various Notifications
(Notification of addresses, names and seals of shareholders, etc.)
     Article 12. Shareholders, registered pledgees or their legal representatives shall file notifications of their addresses, names and seals in the prescribed form; provided, however, that foreigners may substitute their specimen signatures for seals.
     2. The same shall also apply in case of any change in the matters notified under the preceding paragraph.
(Notification of places at which shareholders, etc. residing in foreign countries are to receive notices)
     Article 13. Shareholders, registered pledgees or their legal representatives who reside in foreign countries shall, in addition to the procedures under the preceding article, either appoint their standing proxies or set up the places at which to receive notices in Japan, and shall file notifications of such matters.
     2. The provisions of the preceding article shall apply mutatis mutandis to standing proxies.

(Representative of corporation)
     Article 14. If a shareholder is a corporation, such shareholder shall file notification of its representative. In case of a change in such representative, notification shall be filed in the prescribed form, together with a corporate register certificate.
(Representative of jointly-owned share)
     Article 15. The shareholders who own shares jointly shall select their representative and file a notification of such representative in the prescribed form. The same shall also apply in case of any change occurring in such representative.
(Alteration of matters stated in the register of shareholders and in the share certificate)
     Article 16. When a shareholder desires to have the matters stated in the register of shareholders and in the share certificate altered for any of the causes mentioned below, the shareholder shall submit the notification in the prescribed form, together with the share certificate and a document evidencing such fact; provided, however, that when the share certificate has not been issued, it is not necessary to submit the share certificate.
     (1) Change of family name or given name;
     (2) Appointment, change or discharge of legal representatives, such as a person having parental power, a guardian, etc.;
     (3) Change of trade name or corporate name; and
     (4) Change of corporate organization.
Chapter VI. Re-Issuance of Share Certificates, etc.
(Re-issuance due to division, consolidation, etc.)
     Article 17. When requesting for issuance of new share certificates for any of the causes mentioned below, the request shall be submitted in the prescribed form, together with the share certificates; provided, however, that when the share certificates have not been issued, it is not necessary to submit the share certificates.
(1)	Division or consolidation of share certificates;

(2)	In case a combined total of the shares represented by the Certificates for Less-than-one-unit shares and the Less-than-one-unit Shares for which no certificates have been issued has reached the number of shares constituting one unit or more in number.
     2. In the case of the preceding paragraph, no application can be made for the issuance of any Certificate for Less-than-one-unit Shares.
(Re-issuance due to defacement or destruction)
     Article 18. When requesting for issuance of a new share certificate due to defacement or destruction of share certificate, the request shall be submitted in the prescribed form, together with the share certificate; provided, however, that if it is difficult to ascertain the indication on the share certificate concerned or the genuineness thereof, the procedure under Chapter VII shall be followed.
(Re-issuance due to the lack of entry space)
     Article 19. When the entry space for acquiring parties on the share certificate is full, such share certificate shall be collected and a new share certificate shall be issued.
Chapter VII. Registration of Loss of Share Certificates, etc.
(Request for registration of loss of share certificate)
     Article 20. When requesting for registration of loss of share certificate, the requesting person shall submit a prescribed request form, together with a document evidencing the acquisition of the share certificate and a document evidencing the loss of the share certificate and a document evidencing the identification of such person; provided, however, that when the requesting person for the registration of loss of share certificate is a shareholder or registered pledgee entered or recorded in the register of shareholders, only the document evidencing the loss of the share certificate is necessary in addition to the prescribed request form.
(Application for cancellation by registrant of loss of share certificate)
     Article 21. In the event that a registrant of loss of share certificate applies for cancellation of registration in the preceding article, the application shall be submitted in the prescribed form,

(Application for cancellation by share certificate holder)
     Article 22. In the event that a holder of the share certificate whose loss is registered makes an application for cancellation of the registration of loss of share certificate, the prescribed application form shall be submitted together with the document evidencing the identification of the applicant; provided, however that if the application for cancellation is made by a shareholder or registered pledgee entered or recorded in the register of shareholders, the document evidencing the identification of the applicant is not necessary.
(Applicability of various notifications)
     Article 23. In the event that a registrant of loss of share certificate is neither a shareholder nor a registered pledgee that is entered or recorded in the shareholders register, if such registrant intends to change a statement entered or recorded in the register of loss of stock certificate, the provisions of Chapter V shall apply mutatis mutandis.
Chapter VIII. Purchase of Less-than-one-unit Shares
(Request for purchase)
     Article 24. In the event that a shareholder requests to have the Less-than-one-unit Shares purchased, the request shall be submitted in the prescribed form, together with the share certificates; provided, however, that when the share certificates have not been issued, it is not necessary to submit the share certificates.
(Determination of purchase price)
     Article 25. The per-share purchase price of Less-than-one-unit Shares shall be an amount equal to the final price on the market provided by the Tokyo Stock Exchange on the day on which the request is made at the manager of the register of shareholders’ place of handling business or any of its intermediary offices mentioned in Article 3; provided, however, that if there is no trading on such day or such stock exchange is closed on such day, such purchase price shall be an amount equal to the price at which the first sale and purchase transaction is validly concluded thereafter.
     2. The per-share purchase price mentioned in the preceding paragraph multiplied by the number of the shares requested to be purchased shall be the purchase price.
(Payment of purchase price)
     Article 26. The purchase price of the shares which are requested to be purchased shall be paid, in principle, not later than the 6th business day of the manager of the register of shareholders counting from the day following the date of determination of the purchase price, in such manner as designated in the request for purchase, provided, however, to the deduction of the purchase commission mentioned in Article 38.
(Time of transfer of shares)
     Article 27. The shares which are requested to be purchased shall transfer to the Company at such time as the procedure for payment under the preceding article has been taken.
     2. Notwithstanding the provision of the preceding paragraph, if a request for purchase is made from the day as of which the shares become ex-dividend from surplus (including interim dividend; hereinafter the same shall apply) or ex-rights to the day as of which such dividends from surplus or rights become conclusive, no Registration of Transfer of such shares shall be made until the day as of which such dividend or rights become conclusive.
Chapter IX. Sale of Less-than-one-unit Shares pursuant to
a request for additional purchase
(Procedure for request of additional purchase)
     Article 28. In the event that a shareholder who owns Less-than-one-unit Shares requests the Company to sell a number of shares which, when added to such shareholder’s Less-than-one-unit Shares, would equal to the number of one unit of shares, the shareholder shall submit a request form for additional purchase together with the share certificate and the approximate price of additional purchase stipulated in Article 29 to the manager of the register of shareholders’ place of handling business or any of its intermediary offices mentioned in Article 3; provided, however, that if the share certificate has not been issued, submission of the share certificate is not necessary.

(Approximate price of additional purchase)
     Article 29. The approximate price of additional purchase shall be calculated by multiplying the final price on the market provided by the Tokyo Stock Exchange on the preceding business day of the day on which the documents regarding the request for additional purchase stipulated in the preceding Article is made at the manager of the register of shareholders’ place of handling the business or any of its intermediary offices (if there were no sales transactions on such day, the final price of the sales transaction completed on the nearest day preceding such day) by the number of shares requested to be purchased additionally and further multiplying it by 1.3; provided that any amount less than 1,000 yen arising out of such calculation shall be rounded up.
     2. In case that a request for additional purchase stipulated in the preceding article has been made, if the approximate price of additional purchase falls short of the amount stipulated in the preceding paragraph, the Company will not accept such request for additional purchase.
(Effective date of the request for additional purchase)
     Article 30. The request for additional purchase shall become effective as of the day on which the documents for the request for additional purchase stipulated in Article 28 and the approximate price of additional purchase stipulated in the preceding article arrive at the manager of the register of shareholders’ place of handling business or any of its intermediary offices.
     2. Notwithstanding the provision of the preceding paragraph, if the aggregate number of shares of all requests for additional purchase made on the same day exceeds the number of the Company’s treasury shares to be available for sales, none of the requests for additional purchase made on such day shall become effective.
(Period during which the receipt of request for additional purchase is suspended)
     Article 31. The Company shall suspend acceptance of requests for additional purchase during the periods of June 11 through June 30 and December 11 through December 31 of each year.
     2. Notwithstanding the provision of the preceding paragraph, if the Company deems it necessary, it may separately set a suspension period as to requests for additional purchase.
(Determination of the price for additional purchase)
     Article 32. The per-share price of additional purchase of Less-than-one-unit Shares shall be an amount equal to the final price on the market provided by the Tokyo Stock Exchange on the effective date of the request for additional purchase; provided, however, that if there is no trading on such day or such stock exchange is closed on such day, such purchase price shall be an amount equal to the price at which the first sale and purchase transaction is validly concluded thereafter.
     2. The price of additional purchase shall be the amount of the per-share price of additional purchase pursuant to the preceding paragraph multiplied by the number of shares requested to be additionally purchased.
     3. In the event that the approximate price of additional purchase stipulated in Article 29 falls short of the sum of the price for additional purchase stipulated in the preceding paragraph and the fee for additional purchase stipulated in Article 38 (hereinafter “Additional Purchase Charge”), the shortfall shall be charged to the person requesting additional purchase. In such case, if such shortfall is not paid in within five business days of the manager of the register of shareholders, counting from the following day of the day on which payment of the shortfall has been charged, the relevant request for additional purchase shall be cancelled.
(Receipt of Additional Purchase Charge)
     Article 33. Within six business days of the manager of the register of shareholders counting from the day on which the price for additional purchase has been determined or the day on which the shortfall referred to in the third paragraph of the preceding article has been paid in, the Company shall receive the Additional Purchase Charge out of the approximate price for additional purchase. In the event that the price for additional purchase includes price for rights such as dividends from surplus, stock splits or the like, and when the record date arrives during such time frame for receipt, the Company is to receive the Additional Purchase Charge by such record date.
     2. The difference between the approximate price for additional purchase and the Additional Purchase Charge referred to in the preceding paragraph shall be returned to the shareholders who made the request for additional purchase, by remittance to the bank account designated by the shareholder or by cash payment by Japan Post Bank.
(Transfer of additionally purchased stock)
     Article 34. The Company’s treasury shares for which a request for additional purchase was made shall transfer to the shareholder who made the request for additional purchase on the day on which the Additional Purchase Charge was received in full.
(Delivery of share certificate)
     Article 35. When the shares reach one unit as a result of the request for additional purchase, the Company shall issue a share certificate without delay and deliver the same to the shareholder who made the request for additional purchase.

Chapter X. Fees
(Fee for issuance of new share certificates)
     Article 36. The fee for issuance of new share certificates upon application for issuance of share certificates not in possession or upon division, annulment of share certificate, defacement or destruction of share certificates shall be an amount equal to the amount of the stamp tax; provided, however, that no fee shall be charged in case of a division made for the Company’s own reason.
(Fee for the registration of loss of share certificate)
     Article 37. The fee for the registration of loss of share certificate shall be as follows:
For each request for registration of loss of share certificate: 10,000 yen
For each share certificate for which the loss is registered: 500 yen
(Fee for purchase by the Company and additional purchase by the shareholders of Less-than-one-unit Shares)
     Article 38. The fee for purchase by the Company and additional purchase by the shareholders of Less-than-one-unit Shares shall be an amount equal to the amount of the sale and purchase fees fixed separately from these Regulations.
Chapter XI. Special Handling Relative to Beneficial Owners
(Making entries in the beneficial owners list)
     Article 39. The Company shall enter or record in the beneficial owners list pursuant to notifications regarding beneficial owners and beneficial owner entry forms submitted by the Japan Securities Depository Center, Inc. (hereinafter referred to as “Center”).
(Beneficiary owner entry form)
     Article 40. Beneficial owners shall submit the beneficial owner entry forms through the participants.
(Matching and identification of shareholder)
     Article 41. When a shareholder entered or recorded in the register of shareholders and a beneficial owner entered or recorded in the beneficial owners list is confirmed as being identical pursuant to the stated address and name, the number of shares stated in the register of shareholders and the number of shares stated in the beneficial owners list shall be added together for the shareholder’s exercise of rights.
(Various notifications of beneficial owners)
     Article 42. The provisions of Chapter V shall apply mutatis mutandis to beneficial owners; provided, however, that the submission of share certificate is not required with respect to the alteration of the matters stated in the beneficial owners list.
     2. In the event that a beneficial owner submits the notification mentioned in the preceding paragraph, it shall be submitted through a participant; provided, however, that when only the filed seal is to be altered, it is not necessary to submit the notification through the participant.
(Purchase of Less-than-one-unit Shares of beneficial owners)
     Article 43. The provisions of Chapter VIII shall apply mutatis mutandis to beneficial owners; provided, however, that in case where a beneficial owner requests its Less-than-one-unit Shares to be purchased, the request shall be made through the participant and the Center.
(Additional purchase of Less-than-one-unit Shares by beneficial owners)
     Article 44. The provisions of Chapter IX shall be applied mutatis mutandis to beneficial owners; provided, however, that in the case where a beneficial owner requests additional purchase of Less-than-one-unit Shares, the request shall be made through the participant and the Center.
(Miscellaneous)
     Article 45. Handling relative to beneficial owners shall be performed pursuant to the provisions of this chapter and the rules of the Center.

Chapter XII. Exercise of Rights by Shareholders
(Method of exercise of shareholder rights such as shareholder right to make proposals)
     Article 46. When a shareholder exercises shareholder rights against directors, based on laws and regulations, such as request for convocation of a general meeting of shareholders, request for submitting certain matters to a general meeting of shareholders, or request for notice to shareholders of the gist of a proposition that said shareholder intends to submit regarding the matter constituting the purpose of a general meeting of shareholders, such exercises shall be done in writing.
     2. When the Company describes in the reference documents for a general meeting of shareholders, based on a request under the preceding paragraph, reasons for submitting the proposition or matters concerning candidates for proposition to elect directors or corporate auditors, and such descriptions are in excess of 400 characters, the Company shall describe the summaries thereof.
“Separately determined amounts” under Article 38
of the Regulation for Handling of Shares
The amount under Article 38 of the Regulation for the handling of shares (the commission for the purchase by the Company and additional purchase by the shareholders of Less-than-one-unit Shares) shall be the amount obtained by calculating the per-unit amount pursuant to the formula set forth below, and prorating such amount by the number of shares of Less-than-one-unit Shares which were purchased or additionally purchased.
(Formula) A portion of the total amount obtained by multiplying the per-share purchase price provided in Article 25 of the Regulation for handling of shares or the per-share price for additional purchase provided in Article 32 by the number of shares constituting one unit, according to the following rate:
If equal to or less than 1,000,000 yen;
     1.150%
If greater than 1,000,000 yen and equal to or less than 5,000,000 yen;
     0.900%
If greater than 5,000,000 yen and equal to or less than 10,000,000 yen;
     0.700%
If greater than 10,000,000 yen and equal to or less than 30,000,000 yen;
     0.575%
If greater than 30,000,000 yen and equal to or less than 50,000,000 yen;
     0.375%
(Fractions below 1 yen shall be rounded up.)
If the per-unit amount calculated pursuant to the above is less than 2,500 yen, such amount shall be deemed to be 2,500 yen.